PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED NOVEMBER 4, 1999                 REGISTRATION NO. 333-84221


                                  $350,000,000

                               SANMINA CORPORATION
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                           AND SHARES OF COMMON STOCK

         This prospectus supplement relates to the resale by the selling securityholders of 4 1/4% convertible subordinated notes due 2004 of Sanmina Corporation and the shares of common stock, par value of $0.01 per share, of Sanmina Corporation issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated November 4, 1999, and the prospectus supplements dated November 15, 1999, December 2, 1999 and December 16, 1999, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.


                                                 PRINCIPAL AMOUNT
                                                  AT MATURITY OF                        NUMBER OF SHARES
                                                NOTES BENEFICIALLY    PERCENTAGE OF     OF COMMON STOCK      PERCENTAGE OF
                                                 OWNED THAT MAY BE        NOTES           THAT MAY BE        COMMON STOCK
NAME                                                   SOLD            OUTSTANDING          SOLD(1)          OUTSTANDING(2)
----                                            ------------------    -------------     ----------------    ---------------
Any other holder of Notes or future
transferee, pledgee, donee or successor
of any holder(3)(4)........................          47,447,000            13.6                   535,108          *
A.R. Lauder / Zinterhofer..................              14,000             *                         157          *
AIG / National Union Fire Insurance........           1,075,000             *                      12,123          *
Amoco Corporation Master Trust for
Employee Pension Plans.....................           2,615,000             *                      29,492          *
Argent Classic Convertible Arbitrage Fund
L.P. ......................................           1,750,000             *                      19,736          *
Boilermakers Blacksmith Pension Trust......           2,000,000             *                      22,556          *
Boulder Capital Inc........................           6,607,200            1.9                     74,516          *
Boulder II Limited.........................           7,750,000            2.2                     87,404          *
BVI Social Security Board..................              29,000             *                         327          *
City University of New York................              70,000             *                         789          *
Grable Foundation..........................             108,000             *                       1,218          *
ICI American Holdings Trust................           2,000,000             *                      22,556          *
Island Holdings............................              20,000             *                         225          *
Jane A. Lauder.............................              14,000             *                         157          *
Merrill Lynch Insurance Group..............             261,000             *                       2,943          *
Morgan Stanley Dean Witter Convertible
Securities Trust...........................           2,500,000             *                      28,195          *
New Orleans Firefighters...................             116,000             *                       1,308          *
Occidental Petroleum.......................             192,000             *                       2,165          *
Onex Industrial Partners...................           5,200,000            1.5                     58,645          *
Pebble Capital Inc..........................           3,442,800             *                      38,827          *
Shell Pension Trust........................             154,000             *                       1,736          *
South Dakota Retirement System.............           1,000,000             *                      11,278          *
Starvest Combined Portfolio................           1,525,000             *                      17,198          *

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
State of Maryland..........................           1,567,000             *                      17,672          *
Zeneca Holdings Trust......................           1,680,000             *                      18,947          *

------------

*Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $88.668 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 59,037,964 shares of common stock outstanding as of January 12, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling security holders will be set forth in additional prospectus supplements, if required. (4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.


                              --------------------

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                 MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

           The date of this Prospectus Supplement is January 18, 2000.


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